Exhibit 10.2f

SIXTH AMENDMENT TO CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is executed as of the 2nd day of September, 2011 (the “Sixth Amendment Effective Date”), by and among EDGEN MURRAY CORPORATION, a Nevada corporation (the “US Borrower”), EDGEN MURRAY CANADA INC., an Alberta corporation (the “Canadian Borrower”), EDGEN MURRAY EUROPE LIMITED, a limited company incorporated under the laws of England and Wales with registered number 01241058 (the “UK Borrower”), EDGEN MURRAY PTE. LTD., an entity organized under the laws of Singapore (the “Singapore Borrower”, together with the US Borrower, the Canadian Borrower and the UK Borrower, the “Borrowers”), the other Loan Parties party hereto, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, the US Collateral Agent and the Issuing Bank, JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as the Canadian Administrative Agent and the Canadian Collateral Agent, J.P. MORGAN EUROPE LIMITED, as the UK Administrative Agent and the UK Collateral Agent, and THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, as the Singapore Administrative Agent and the Singapore Collateral Agent.

W I T N E S S E T H:

WHEREAS, the Borrowers, certain affiliates of the Borrowers, the Lenders, the Agents and the Issuing Bank are parties to that certain Credit Agreement dated as of May 11, 2007 (as amended, supplemented and modified from time to time, the “Credit Agreement;” unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the meaning given such terms in the Credit Agreement), pursuant to which the Lenders provide certain financing to the Borrowers in accordance with the terms and conditions set forth therein; and

WHEREAS, the US Borrower and the Administrative Agent have requested that Bank of America, N.A. (the “New US Lender”) become a US Lender under the Credit Agreement with a US Revolving Commitment in the amount as shown for the New US Lender on the Commitment Schedule to the Credit Agreement (as amended hereby); and

WHEREAS, the Canadian Borrower and the Canadian Administrative Agent have requested that Bank of America, N.A. (acting through its Canada Branch) (the “New Canadian Lender”) become a Canadian Lender under the Credit Agreement with a Canadian Revolving Commitment in the amount as shown for the New Canadian Lender on the Commitment Schedule to the Credit Agreement (as amended hereby); and

WHEREAS, the UK Borrower and the UK Administrative Agent have requested that Bank of America, N.A. (acting through its London branch) (the “New UK Lender”, and together with the New US Lender and the New Canadian Lender, the “New Lenders” and each individually, a “New Lender”) become a UK Lender under the Credit Agreement with a UK Revolving Commitment in the amount as shown for the New UK Lender on the Commitment Schedule to the Credit Agreement (as amended hereby); and

WHEREAS, the Borrowers have advised the Agents, the Issuing Banks, the Swingline Lenders and the Lenders that they desire to (i) extend the Maturity Date, (ii) increase the Revolving Commitments to $195,000,000, increase the US Revolving Commitment to $180,000,000, increase the Canadian Revolving Commitment to $10,000,000, increase the UK Revolving Commitment to $60,000,000 and increase the Singapore Revolving Commitment to $15,000,000, and (iii) amend the Credit Agreement in other respects, in each case as provided herein; and

WHEREAS, the Borrowers (i) have advised the Agents and the Lenders that the Singapore Borrower desires to enter into a financing arrangement with The Hongkong and Shanghai Banking Corporation Limited with respect to its new office and warehouse facility, which includes a tangible net worth covenant requiring the Singapore Borrower to maintain a tangible net worth of $20,000,000 (the “HSBC Net Worth Covenant”) which is not permitted under Section 6.10 because it could restrict the ability of the Singapore Borrower to pay dividends or other distributions with respect to its Equity Interests, and (ii) request the Agents and the Lenders waive any violation of Section 6.10 of the Credit Agreement resulting from the Singapore Borrower’s agreement to the HSBC Net Worth Covenant (the “Specified Singapore Waiver”); and

WHEREAS, the Borrowers (i) have advised the Agents and the Lenders that (x) EM Brazil is currently bidding on the Sistema de Incendio-Comper project with Santa Barbara Engineering (the “Santa Barbara Project”) and (y) if EM Brazil is successful in obtaining the contract for the Santa Barbara Project, then it expects to possess cash, Accounts and Inventory in excess of $7,500,000 for a two-month period after such engagement is entered into, which would require EM Brazil to deliver a UK Security Agreement pursuant to Section 5.14(d) of the Credit Agreement and (ii) request that the Agents and the Lenders waive the requirement that EM Brazil or its Subsidiaries deliver a Security Agreement pursuant to Section 5.14(d) of the Credit Agreement to the extent EM Brazil or its Subsidiaries are required to do so solely as a result of the Santa Barbara Project after such engagement is entered into (the “Specified Brazil Waiver”) and solely for a 90-day period (which may be extended for up to one additional 30-day period as the Administrative Agent may agree in its sole discretion) as a result of the Santa Barbara Project (the “Specified Brazil Waiver Period”).

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties hereto hereby agree as follows:

SECTION 1. Amendments to the Credit Agreement. In reliance on the representations, warranties, covenants and agreements contained in this Amendment, but subject to the satisfaction of each condition precedent set forth in Section 6 hereof, the Credit Agreement shall, subject to Section 1.31 hereof, be amended effective as of the Sixth Amendment Effective Date in the manner provided in this Section 1.

1.1 Amended Definitions. The definitions of certain terms defined in Section 1.01 of the Credit Agreement shall be amended as set forth below:

(a) Alternate Base Rate. The definition of “Alternate Base Rate” shall be amended and restated in its entirety to read as follows:

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of: (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month interest period appearing on the Reuters Screen LIBOR01 Page (or any other service providing comparable rate quotations) (without any rounding) at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

(b) Applicable Percentage. The definition of “Applicable Percentage” shall be amended by inserting “; provided that, in accordance with Section 2.23, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculations under clauses (a) through (e) above” immediately prior to the period at the end of such definition.

(c) Applicable Rate. The table set forth in the definition of “Applicable Rate” shall be amended and restated in its entirety to read as follows:

Aggregate Average Availability	UK Base Rate Spread	ABR Spread	Eurocurrency Spread			B/A Spread	Can. Prime Rate Spread	Commitment Fee Rate
			US Loans	Can. Loans	UK Loans			US	Can.	UK
Category 1 < $50,000,000	3.00%	1.75%	2.75%	2.75%	3.00%	2.75%	2.25%	0.50%	0.50%	0.65%
Category 2 ≥ $50,000,000 but ≤ $100,000,000	2.75%	1.50%	2.50%	2.50%	2.75%	2.50%	2.00%	0.50%	0.50%	0.65%
Category 3 > $100,000,000	2.50%	1.25%	2.25%	2.25%	2.50%	2.25%	1.75%	0.50%	0.50%	0.65%

(d) Applicable Singapore Rate. The definition of “Applicable Singapore Rate” shall be amended by replacing the reference to “1.75%” with “2.25%”

(e) Canadian Borrowing Base. Clauses (a) through (c) of the definition of “Canadian Borrowing Base” shall be amended and restated in their entirety with the following clauses (a) through (d) to read as follows:

(a)	the product of (i) 85% multiplied by (ii) the Canadian Borrower’s Eligible Accounts at such time, plus

(b)	the lesser of

(i)	the product of 75% multiplied by the Canadian Borrower’s Eligible Inventory, valued at the lower of weighted average cost or market value, at such time, and

(ii)	the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal received by the Administrative Agent multiplied by the Canadian Borrower’s Eligible Inventory, valued at the lower of weighted average cost or market value, at such time, plus

(c)	100% of Canadian Pledged Cash, minus

(d)	Borrowing Base Reserves (applicable to the Canadian Borrowing Base as determined by the Administrative Agent in its Permitted Discretion).

(f) Canadian Prime Rate. The definition of “Canadian Prime Rate” shall be amended and restated in its entirety to read as follows:

“Canadian Prime Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the greatest of: (a) the annual rate of interest announced from time to time by Chase Canada as its prime rate in effect at its principal office in Toronto, Ontario, Canada on such day being the reference rate used for determining interest rates on C$ denominated commercial loans made to its customers in Canada, (b) the annual rate of interest equal to the sum of (i) the 1-month CDOR Rate in effect on such day, and (ii) 1%, and (c) the Adjusted LIBO Rate for a one month interest period appearing on the Reuters Screen LIBOR01 Page (or any other service providing comparable rate quotations) (without any rounding) at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus  1/2 of 1%. Any change in the Canadian Prime Rate due to a change in the rate referred to in clause (a) above, the rate referred to in clause (b) above or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the rate referred to in clause (a) above, the rate referred to in clause (b) above or the Adjusted LIBO Rate, respectively.

(g) Canadian Revolving Commitment. The definition of “Canadian Revolving Commitment” shall be amended by amending and restating the last sentence in its entirety to read as follows:

The aggregate amount of the Canadian Revolving Lenders’ Canadian Revolving Commitments as of the Sixth Amendment Effective Date is $10,000,000.

(h) Change in Law. The definition of “Change in Law” shall be amended by inserting the following phrase “; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented” immediately prior to the period at the end of such definition.

(i) Designated Western European Countries. The definition of “Designated Western European Countries” shall be amended to replace the reference to “or” before “Germany” with “,” and insert “, Sweden, Norway or Switzerland” immediately after the reference to “Germany”.

(j) Eligible Accounts. The definition of “Eligible Accounts” shall be amended as follows:

(i) clause (c) of the definition of “Eligible Accounts” shall be amended and restated in its entirety to read as follows:

(c)(i) with respect to which the scheduled due date is more than 90 days after the original invoice date, (ii) is unpaid more than 120 days after the date of the original invoice therefor, (iii) is unpaid more than 60 days after the original due date, or (iv) which has been written off the books of the Borrower or Eligible Subsidiary (if applicable) or otherwise designated as uncollectible;

(ii) clause (d) of the definition of “Eligible Accounts” shall be amended by replacing the phrase “ineligible hereunder” with “ineligible under clause (c) hereof”;

(iii) clause (e)(ii) of the definition of “Eligible Accounts” shall be amended by inserting “(or such percentage, up to a maximum of 35%, approved by the Administrative Agent in its sole discretion for those

Account Debtors of the Canadian Borrower, the UK Borrower and the Eligible UK Subsidiaries that are unrated or do not meet the rating requirements under clause (e)(i) hereof)” after the reference to “20%”;

(iv) clause (e) of the definition of Eligible Accounts shall be amended by inserting the following immediately prior to the semi-colon at the end of clause (e) of such definition:

“; provided, that (x) those Accounts that satisfy the requirements of clause (l) hereof as a result of delivery of a letter of credit acceptable to the Administrative Agent, which may include a letter of credit allowing for payment terms to be delayed up to 180 days, shall not be subject to the concentration limits set forth in clauses (e)(i) and (e)(ii) hereof and (y) the Administrative Agent, in its sole discretion, may waive the concentration limits set forth in clauses (e)(i) and (e)(ii) hereof for all Accounts of the Canadian Borrower; provided that such waiver may not be granted by the Administrative Agent if the aggregate Eligible Accounts of such Account Debtor and its Affiliates owing to the Canadian Borrower and its Eligible Subsidiaries exceeds five percent (5%) of the aggregate amount of all Eligible Accounts of the US Borrower and the Canadian Borrower (and their respective Eligible Subsidiaries)”; and

(v) clause (l)(A) of the definition of “Eligible Accounts” shall be amended by replacing the reference to “$4,000,000” with “$6,000,000”.

(k) Eligible Inventory. The definition of “Eligible Inventory” shall be amended as follows:

(i) the introduction to the definition of “Eligible Inventory” shall be amended by inserting “, and including, without duplication, in the case of the US Borrower, Eligible in Transit Inventory and Eligible Letter of Credit Inventory” immediately prior to the period at the end of the first sentence of the introduction to such definition; and

(ii) clauses (g) and (j) of the definition of “Eligible Inventory” shall be amended by inserting “, other than Eligible Letter of Credit Inventory and Eligible in Transit Inventory” immediately prior to the semi-colon at the end of clauses (g) and (j) of such definition.

(l) Excluded Taxes. The definition of “Excluded Taxes” shall be amended by deleting “and” and inserting “,” immediately after “in which any Borrower is located” in clause (b) thereof and by inserting “, (d) any taxes imposed or required to withheld under FATCA, and (e) any backup withholding taxes” immediately after the reference to “with respect to such withholding tax pursuant to Section 2.17(a)” in clause (c) of such definition.

(m) Interest Payment Date. Clause (a) of the definition of “Interest Payment Date” shall be amended and restated in its entirety to read as follows:

“(a) with respect to any ABR Loan, any Canadian Prime Rate Loan, any Singapore Base Rate Loan and any UAE Base Rate Loan (in each case other than a Swingline Loan), the first day of each calendar month in arrears in respect of the previous calendar month and the Maturity Date”.

(n) Loan Documents. The definition of “Loan Documents” shall be amended by inserting the reference to “, the Letter Agreement dated March 31, 2011 among the Borrowers, the Agents and the Required Lenders, the Sixth Amendment” immediately after the reference to “the Senior Notes Intercreditor Agreement” in such definition.

(o) Maturity Date. The definition of “Maturity Date” shall be amended and restated in its entirety to read as follows:

“Maturity Date” means May 11, 2014 or any date earlier on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

(p) Required Lenders. The definition of “Required Lenders” shall be amended by inserting “(in each case, other than Defaulting Lenders)” after the reference to “Canadian Revolving Lenders”.

(q) Required Singapore Lenders. The definition of “Required Singapore Lenders” shall be amended by inserting “(other than Defaulting Lenders)” after the reference to “Singapore Revolving Lenders”.

(r) Required UAE Lenders. The definition of “Required UAE Lenders” shall be amended by inserting “(other than Defaulting Lenders)” after the reference to “UAE Revolving Lenders”.

(s) Singapore Borrowing Base. Clause (b) of the definition of “Singapore Borrowing Base” shall be amended by (i) inserting “and delivered to the Singapore Administrative Agent during the twelve month period prior to such time” immediately after the reference to “has been completed” in sub-clause (i) of clause (b) and (ii) by replacing the reference to “ordered” with “received” in sub-clause (ii) of clause (b).

(t) Supermajority Revolving Lenders. The definition of “Supermajority Revolving Lenders” shall be amended by inserting “(other than Defaulting Lenders)” after the reference to “Revolving Lenders”.

(u) UAE Borrowing Base. Clause (b) of the definition of “UAE Borrowing Base” shall be amended by (i) inserting “and delivered to the UAE Administrative Agent during the twelve month period prior to such time” immediately after the reference to “has been completed” in sub-clause (i) of clause (b) and (ii) by replacing the reference to “ordered” with “received” in sub-clause (ii) of clause (b).

(v) UK Base Rate Loan. The definition of “UK Base Rate Loan” shall be amended and restated in its entirety to read as follows:

“UK Base Rate Loan” means a UK Swingline Loan bearing interest at a rate determined by reference to the UK Base Rate.

(w) UK Borrowing Base. Clauses (a) through (d) of the definition of “UK Borrowing Base” shall be amended and restated in their entirety with the following clauses (a) through (e) to read as follows:

(a)	the product of (i) 85% multiplied by (ii) the UK Borrower’s and the Eligible UK Subsidiaries’ Eligible Accounts at such time, plus

(b)	the lesser of

(i)	the product of (x) if an inventory appraisal in form and substance acceptable to the UK Administrative Agent has been completed and delivered to the UK Administrative Agent during the twelve month period prior to such time, 75%, or otherwise, 50% multiplied by (y) the UK Borrower’s and the Eligible UK Subsidiaries’ Eligible Inventory, valued at the lower of weighted average cost or market value, at such time, and

(ii)	the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal received by the UK Administrative Agent multiplied by the UK Borrower’s and the Eligible UK Subsidiaries’ Eligible Inventory, valued at the lower of weighted average cost or market value, at such time, plus

(c)	the remainder of the US Availability minus $16,500,000 plus

(d)	100% of UK Pledged Cash, minus

(e)	Borrowing Base Reserves (applicable to the UK Borrowing Base as determined by the Administrative Agent in its Permitted Discretion).

(x) UK Revolving Commitment. The definition of “UK Revolving Commitment” shall be amended by amending and restating the last sentence in its entirety to read as follows:

The aggregate amount of the UK Revolving Lenders’ UK Revolving Commitments as of the Sixth Amendment Effective Date is $60,000,000.

(y) US Base Rate (Canada). The definition of “US Base Rate (Canada)” shall be amended and restated in its entirety to read as follows:

“US Base Rate (Canada)” means, for any day, a rate per annum equal to the greatest of: (a) the annual rate of interest announced from time to time by Chase Canada and in effect as its base rate at its principal office in Toronto, Ontario, Canada on such day being the reference rate used for determining interest rates on US Dollar-denominated commercial loans made to its customers in Canada, (b) the Federal Funds Effective Rate in effect on such date plus  1/2 of 1%, and (c) the Adjusted LIBO Rate for a one month interest period appearing on the Reuters Screen LIBOR01 Page (or any other service providing comparable rate quotations) (without any rounding) at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the US Base Rate (Canada) due to a change in the rate referred to in clause (a) above, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the rate referred to in clause (a) above, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

(z) US Borrowing Base. Clauses (a) through (d) of the definition of “US Borrowing Base” shall be amended and restated in their entirety with the following clauses (a) through (f) to read as follows:

(a)	the product of (i) 85% multiplied by (ii) the US Borrower’s and the Eligible US Subsidiaries’ Eligible Accounts at such time, plus

(b)	the lesser of

(i)	the product of 75% multiplied by the US Borrower’s and the Eligible US Subsidiaries’ Eligible Inventory, valued at the lower of weighted average cost or market value, at such time, and

(ii)	the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the US Borrower’s and the Eligible US Subsidiaries’ Eligible Inventory, valued at the lower of weighted average cost or market value, at such time, plus

(c)	100% of US Pledged Cash, plus

(d)	92.5% of the amount available to be drawn by the Administrative Agent on the Supporting Letters of Credit; provided that (i) the maximum amount which may be included as part of the US Borrowing Base at any time pursuant to this clause (d) is $13,875,000 and (ii) no amount shall be included in the US Borrowing Base pursuant to this clause (d) after August 31, 2012, minus

(e)	the amount, if any, by which the UK Credit Exposure exceeds the Primary UK Borrowing Base, minus

(f)	Borrowing Base Reserves (applicable to the US Borrowing Base as determined by the Administrative Agent in its Permitted Discretion).

(aa) US Revolving Commitment. The definition of “US Revolving Commitment” shall be amended by amended and restating the portion of the last sentence before the proviso in such sentence in its entirety to read as follows:

The aggregate amount of the US Revolving Lenders’ US Revolving Commitments as of the Sixth Amendment Effective Date is $180,000,000;

(bb) US Security Agreement. The definition of “US Security Agreement” shall be amended and restated in its entirety to read as follows:

“US Security Agreement” means any pledge, security or charge agreement entered into on or after the date of this Agreement, in form and substance acceptable to the Administrative Agent, by any US Loan Party (as required by the Agreement or any other Loan Document) in favor of the US Collateral Agent for the ratable benefit of the US Revolving Lenders and the Other Secured Parties to secure the US Secured Obligations, as the same may be amended, restated or otherwise modified from time to time.

1.2 New Definitions. Section 1.01 of the Credit Agreement shall be amended to include the following defined terms in appropriate alphabetical order:

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Canadian Pledged Cash” means, on any date, the aggregate amount of cash in Dollars and C$ on deposit in any Pledged Cash Account held by the Canadian Administrative Agent on such date, in amounts and as maintained in accordance with Section 5.21.

“Defaulting Lender” means any Lender, that has (a) failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or pay over to any Loan Party any other amount required to be paid by it hereunder; (b) has notified any Borrower or any other Loan Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Loan Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Documentary Letter of Credit” means a Letter of Credit issued by Chase, as an Issuing Bank (or its successors as contemplated in the definition of Issuing Bank), or one of its (or its successors’) Affiliates pursuant to this Agreement that supports payment or performance for a single identified purchase of products in the ordinary course of business of the US Borrower.

“Eligible in Transit Inventory” means, at any time, Inventory of the US Borrower:

(a) which is in transit from a vendor to the US Borrower for receipt (i) by the US Borrower, in the case of shipments on a water borne vessel in international waters, in another port within forty-five (45) days following the date such vessel left its prior port (and such forty-five (45) day period has not elapsed), and (ii) by the US Borrower within seventy-five (75) days following the original date of shipment from such vendor (and such seventy-five (75) day period has not elapsed);

(b) which is either in the possession of a common carrier, a master of a vessel chartered exclusively by a vendor of the US Borrower as a time or voyage charter, or a master of a vessel chartered exclusively by the US Borrower as a time or voyage charter (other than a bare boat charter);

(c) which is insured against risk of loss pursuant to an insurance policy in form and substance and issued by an insurance company reasonably acceptable to Administrative Agent, with respect to which the Administrative Agent has been named as loss payee and which includes (i) “all risks” maritime coverage for packaged Inventory and “free of particular average (FPA)” maritime coverage for slabs, wire rods and other non-packaged Inventory and (ii) otherwise satisfies the requirements of Section 5.9 hereof;

(d) which has been paid for in full by the US Borrower and title has passed to the US Borrower;

(e) with respect to Inventory not located domestically in the U.S, is evidenced by a negotiable bill of lading or other negotiable document of title which has been delivered to the US Borrower, unless the Administrative Agent so requires in its Permitted Discretion that it take possession thereof, in which event it has been delivered to the Administrative Agent, one of its Affiliates or its duly authorized bailee (which may include a customs broker which has entered into an agency agreement with the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent);

(f) with respect to Inventory located domestically in the U.S. in transit from a port of entry to a location of the US Borrower or an Eligible US Subsidiary, is (i) not evidenced by a negotiable bill of lading or other negotiable document of title, or (ii) evidenced by a negotiable bill of lading or other negotiable document of title which has been delivered to the US Borrower, unless the Administrative Agent requires in its Permitted Discretion that it take possession thereof, in which event it has been delivered to the Administrative Agent, one of its Affiliates or its duly authorized bailee (which may include a customs broker which has entered into an agency agreement with the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent); and

(g) which is otherwise Eligible Inventory.

“Eligible Letter of Credit Inventory” means, at any time, Inventory of the US Borrower which (a) has not yet been delivered to the US Borrower or any Eligible US Subsidiary at one of their U.S. locations, (b) the purchase of which is supported by a Documentary Letter of Credit having an expiration date within one hundred eighty (180) days of the initial issuance of such Documentary Letter of Credit, which Documentary Letter of Credit provides that it may be drawn only after the Inventory is completed and delivered to a common carrier, a master of a vessel chartered exclusively by a vendor of the US Borrower as a time or voyage charter or a master of a vessel chartered exclusively by the US Borrower as a time or voyage charter (other than a bare boat charter) in accordance with the underlying purchase order or contract, and after documents of title have been issued for such Inventory reflecting the US Borrower or, if requested by the Administrative Agent, the Administrative Agent as consignee of such Inventory, (c) is insured against risk of loss pursuant to an insurance policy in form and substance and issued by an insurance company reasonably acceptable to the Administrative Agent, with respect to which the Administrative Agent has been named loss payee and which otherwise satisfies the requirements of Section 5.9 hereof, (d) which Inventory does not constitute Eligible in Transit Inventory and for which no documents of title have been issued, and (e) is otherwise Eligible Inventory.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially similar), and any current or future regulations or official interpretations thereof.

“Pledged Cash” means, on any date, the aggregate amount of Canadian Pledged Cash, UK Pledged Cash and US Pledged Cash.

“Pledged Cash Account” means any deposit account held by the Applicable Agent or one of its Affiliates or (any successor Agent or one of its Affiliates) subject to a first priority and perfected Lien in favor of the applicable Agent (a) designated by the Borrowers to contain only Pledged Cash or a portion thereof, (b) for which such Borrower has delivered to the applicable Agent a control agreement (or such other documentation) each in form and substance satisfactory to the applicable Agent in order to give such Agent sole and exclusive dominion and control over such deposit account and (c) as maintained in accordance with Section 5.21.

“Sixth Amendment” means that certain Sixth Amendment to Credit Agreement dated as of September 2, 2011, by and among the Borrowers, the other Loan Parties, the Agents and the Lenders.

“Sixth Amendment Effective Date” means September 2, 2011.

“Supporting Letters of Credit” means, collectively, those certain irrevocable standby letters of credit issued by a bank or other financial institution acceptable to the Administrative Agent on behalf of one or more of the JCP Parties, which, including, without limitation, (a) are in the possession of the Administrative Agent as the named beneficiary thereunder, (b) are otherwise in form and substance satisfactory to the Administrative Agent in its sole discretion, (c) have more than thirty (30) days remaining in the term of such Supporting Letter of Credit and (d) are maintained in accordance with Section 5.22.

“UK Pledged Cash” means, on any date, the aggregate amount of cash in Dollars, British Sterling Pounds and Euros on deposit in any Pledged Cash Account held by the UK Administrative Agent on such date, in amounts and as maintained in accordance with Section 5.21.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“US Pledged Cash” means, on any date, the aggregate amount of cash in Dollars on deposit in any Pledged Cash Account held by the US Administrative Agent on such date, in amounts and as maintained in accordance with Section 5.21.

“Withholding Agent” means the Borrower Representative and the Administrative Agent.

1.3 Section 1.04 of the Credit Agreement. The following sentence shall be added at the end of Section 1.04 of the Credit Agreement to read in full as follows:

In addition, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) (or any other Financial Accounting Standard having a similar result or effect) as to treatment of operating leases.

1.4 Section 2.02 of the Credit Agreement. Section 2.02 of the Credit Agreement shall be amended as follows:

(a) Paragraph (b) of Section 2.02 of the Credit Agreement shall be amended by deleting the reference to “(if UK Revolving Loans)” from the proviso in clause (i) and clause (iii) of such paragraph (b); and

(b) Clause (c)(i) of Section 2.02 of the Credit Agreement shall be amended by deleting the reference to “UK Base Rate Borrowings,” from such clause (c)(i).

1.5 Amendment to Section 2.03 of the Credit Agreement. Section 2.03 of the Credit Agreement shall be amended as follows:

(a) Clause (b) of Section 2.03 of the Credit Agreement shall be amended by deleting the reference to “a UK Base Rate Borrowing,” from such clause (b);

(b) Sub-clause (x) shall be amended and restated in its entirety to read in full as “[Intentionally Deleted.];”;

(c) Sub-clause (xii) shall be amended and restated in its entirety to read in full as “[Intentionally Deleted.];”;

(d) Sub-clause (xiii) shall be amended and restated in its entirety to read in full as “[Intentionally Deleted.]; and”; and

(e) The fourth sentence in the paragraph at the end of Section 2.03 of the Credit Agreement shall be amended and restated in its entirety to read in full as, “Any UK Revolving Loan Borrowing shall be a Eurocurrency Loan.”.

1.6 Amendment to Section 2.05(a) of the Credit Agreement. Paragraph (a) of Section 2.05 of the Credit Agreement shall be amended as follows:

(a) Clause (a)(ii)(A) of Section 2.05 of the Credit Agreement shall be amended by replacing the reference to “$15,000,000” with the reference to “$25,000,000”;

(b) Clause (a)(ii)(B) of Section 2.05 of the Credit Agreement shall be amended by replacing the reference to “$5,000,000” with the reference to “$10,000,000”; and

(c) Clause (a)(ii)(C) of Section 2.05 of the Credit Agreement shall be amended by replacing the reference to “$1,000,000” with the reference to “$2,000,000”.

1.7 Amendment to Section 2.06(e) of the Credit Agreement. Paragraph (e) of Section 2.06 of the Credit Agreement shall be amended by deleting the references to “a UK Base Rate Borrowing,” and “UK Base Rate Borrowing,” from such paragraph (e).

1.8 Amendment to Section 2.07 of the Credit Agreement. Section 2.07 of the Credit Agreement shall be amended as follows:

(a) Paragraph (a) of Section 2.07 of the Credited Agreement shall be amended by deleting the references to “UK Base Rate,” and “UK Base Rate Loans,” from such paragraph (a); and

(b) Paragraph (b) of Section 2.07 of the Credit Agreement shall be amended by replacing the reference to “UK Base Rate Loans” in the next to last sentence of paragraph (b) of Section 2.07 of the Credit Agreement with “UK Revolving Loans”.

1.9 Amendments to Section 2.08 of the Credit Agreement. Section 2.08 of the Credit Agreement shall be amended as follows:

(a) Clause (c)(iii) of Section 2.08 of the Credit Agreement shall be amended by deleting the reference to “a UK Base Rate Borrowing,” from such clause (c)(iii); and

(b) Clause (e) of Section 2.08 of the Credit Agreement shall be amended by (i) deleting each reference to “a UK Base Rate Borrowing (if such Borrowing was a Euro Denominated Borrowing, a Dollar Denominated Borrowing or BPS Denominated Borrowing of UK Revolving Loans),” from such paragraph (e) and (ii) by inserting “; provided that if such Borrowing was a Euro Denominated Borrowing, a Dollar Denominated Borrowing or BPS

Denominated Borrowing of UK Revolving Loans, at the end of such Interest Period, such Borrowing shall be continued as a Eurodollar Borrowing for a one-month period” immediately prior to the period at the end of the first sentence of paragraph (e).

1.10 Amendment to Section 2.11(g) of the Credit Agreement. Paragraph (g) of Section 2.11 of the Credit Agreement shall be amended by deleting the reference to “UK Base Rate Borrowing,” from such paragraph (g).

1.11 Amendments to Section 2.13 of the Credit Agreement. Section 2.13 of the Credit Agreement shall be amended as follows:

(a) Paragraph (b) of Section 2.13 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(b) The UK Swingline Loans comprising each UK Revolving Loan shall bear interest at the UK Base Rate plus the Applicable Rate.

(b) Paragraph (l) of Section 2.13 of the Agreement shall be amended by deleting the references to “UK Base Rate Loans,” and “a UK Base Rate Loan” from such paragraph (l).

1.12 Amendments to Section 2.14 of the Credit Agreement. Section 2.14 of the Credit Agreement shall be amended as follows:

(a) The introductory clause of Section 2.14 of the Credit Agreement shall be amended by inserting “(other than for a UK Revolving Loan)” immediately after the reference to “Eurocurrency Borrowing”; and

(b) The proviso at the end of Section 2.14 of the Credit Agreement shall be amended by deleting the references to “UK Base Rate Borrowing,” from clause (ii) of such proviso.

1.13 Amendment to Section 2.17(e) of the Credit Agreement. Paragraph (e) of Section 2.17 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(e) (i) Any Lender that is entitled to an exemption from, or reduction of. any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower

Representative or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would be illegal. Upon the reasonable request of the Borrower Representative or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(e). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Borrower Representative and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies reasonably requested by the Borrower Representative and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a tax certificate, in form and substance satisfactory to the Administrative Agent, to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a

“controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a tax certificate on behalf of such partners in form and substance satisfactory to the Administrative Agent and meeting the requirements of the Code; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower Representative or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

1.14 Amendment to Section 2.19(b) of the Credit Agreement. Paragraph (b) of Section 2.19 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(b) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender (in each case, a “Departing Lender”), then the Borrowers may, at their sole expense and effort, require such

Departing Lender, upon notice to such Departing Lender and the Applicable Agent (with a copy to Administrative Agent if the Administrative Agent is not the Applicable Agent), to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Applicable Agent and the Administrative Agent if the Administrative Agent is not the Applicable Agent (and the applicable Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Departing Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. In the event any Departing Lender is a US Revolving Lender, a UK Revolving Lender or a Canadian Revolving Lender, any Related Affiliate of such Departing Lender which holds interests, rights and obligations under this Agreement (other than in respect of UAE Revolving Commitments, UAE Loans, Singapore Revolving Commitments or Singapore Loans), will be required to assign and delegate all such interests, rights and obligations to the same assignee or a Related Affiliate of such assignee as provided in Section 9.04.

1.15 Amendment to Section 2.22(a) of the Credit Agreement. Paragraph (a) of Section 2.22 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

Section 2.22 Increase of Commitments. (a) If no Default or Event of Default shall have occurred and be continuing and no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since the Effective Date, the Borrowers may at any time from time to time prior to the Maturity Date request one or more increases of the US Revolving Commitments, Canadian Revolving Commitments or the UK Revolving Commitments by notice to the Administrative Agent in writing of the amount of such proposed increase (each such notice, a “Commitment Increase Notice”); provided, however, that, (i) none of the US Revolving Commitment, the Canadian Revolving Commitment or the UK Revolving Commitment of any Revolving Lender may be increased without such Revolving Lender’s consent, (ii) the aggregate amount of the Commitments as so increased shall not exceed $220,000,000, (iii) any increase in either the Canadian Revolving Commitment or the UK Revolving Commitment, each as herein provided, shall require a corresponding dollar per dollar increase in the US Revolving Commitment (such corresponding increase shall not be deemed to be an additional increase), (iv) the Commitments may not be increased without the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and (v) the aggregate amount of such increases after the Sixth Amendment Effective Date shall not exceed $25,000,000.

1.16 Addition of Section 2.23 to the Credit Agreement. A new Section 2.23 of the Credit Agreement shall be added to the end of Article II of the Credit Agreement to read in full as follows:

Section 2.23 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender.

(a) fees shall cease to accrue on the unfunded portion of the applicable Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the applicable Commitment and applicable Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Supermajority Revolving Lenders have taken or may take any action hereunder;

(c) if any applicable Canadian Swingline Exposure, UK Swingline Exposure, US Swingline Exposure or applicable LC Exposure with respect to a Lender exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the applicable Canadian Swingline Exposure, UK Swingline Exposure, US Swingline Exposure and applicable LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in such Class of Revolving Lenders in accordance with their respective Applicable Percentages in such Class but only to the extent the sum of all non-Defaulting Lenders’ applicable Revolving Exposures plus such Defaulting Lender’s applicable Canadian Swingline Exposure, UK Swingline Exposure, US Swingline Exposure and applicable LC Exposure in such Class does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments in such Class;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay the Canadian Swingline Exposure, UK Swingline Exposure and/or US Swingline Exposure, as applicable, of such Defaulting Lender and (y)

second, cash collateralize, for the benefit of the Issuing Bank, the applicable Borrower’s obligations corresponding to such Defaulting Lender’s applicable LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if a Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to each Issuing Bank to which such LC Exposure applies (as determined by the Administrative Agent) until all of such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders of the applicable Class of Revolving Lenders and/or cash collateral will be provided by the applicable Borrower in accordance with Section 2.23(c), and participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders of the applicable Class of Revolving Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank or any Swingline Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit and such Swingline

Lender shall not be required to fund any Swingline Loan, unless such Issuing Bank or such Swingline Lender, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to such Issuing Bank or such Swingline Lender, as the case may be, to defease any risk in respect of such Lender hereunder.

In the event that each Applicable Agent, the Borrowers, each Issuing Bank and each Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the applicable Canadian Swingline Exposure, UK Swingline Exposure, US Swingline Exposure and applicable LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans of its applicable Class of Revolving Loans in accordance with its Applicable Percentage (whereupon such Lender shall cease to be a Defaulting Lender).

1.17 Amendment to Section 3.13(c) of the Credit Agreement. Clause (c) of Section 3.13 of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:

(c) In relation to any Loan Party incorporated in the UK, it is not insolvent or unable to pay its debts (including subordinated and contingent debts), within the meaning of Section 123(1) or 123(2) of the Insolvency Act of 1986 (provided that, for purposes of Section 123(1)(a) of the Insolvency Act of 1986 of England and Wales, the figure £750 shall be deemed to be £250,000) nor will it become so in consequence of entering into any of the Transactions and/or performing any of the Transactions contemplated by the Loan Documents or the Collateral Documents.

1.18 Amendment to Section 5.01 of the Credit Agreement. The proviso at the end of Section 5.01 of the Credit Agreement shall be amended by replacing the reference to “$25,000,000” with a reference to “$27,250,000” and by replacing the reference to “$10,000,000” with a reference to “$12,000,000”.

1.19 Amendment to Section 5.12 of the Credit Agreement. Section 5.12 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

Section 5.12 Appraisals. At any time that an Agent requests, the Borrowers and their Eligible Subsidiaries will provide the Agents with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the requesting Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that if no Event of Default has occurred and is continuing at the time Administrative Agent orders any such appraisal, the Borrowers shall only be required to reimburse the Agents for the costs of one (1) Inventory appraisal for each Borrower and each of their Eligible Subsidiaries during any twelve month period.

1.20 Amendment to Section 5.13 of the Credit Agreement. The last sentence of Section 5.13 of the Credit Agreement shall be amended by (i) deleting the reference to “EMCayman,” and (ii) adding a reference to “; provided that, with respect to deposit accounts held by Bank of Scotland or one of its Affiliates as of the Sixth Amendment Effective Date, to the extent such Person is no longer a Lender hereunder, the UK Loan Parties may maintain such deposit accounts with such Person for one hundred eighty (180) days after the Sixth Amendment Effective Date” immediately prior to the period at the end of such sentence.

1.21 Addition of Section 5.21 to the Credit Agreement. A new Section 5.21 of the Credit Agreement shall be added to the end of Article V of the Credit Agreement in appropriate numerical order to read in full as follows:

Section 5.21 Pledged Cash. The Borrowers shall, at all times, maintain cash in one or more Pledged Cash Accounts in an amount not less than the amounts specified as Canadian Pledged Cash, UK Pledged Cash and US Pledged Cash in the most recently delivered Canadian Borrowing Base Certificate, UK Borrowing Base Certificate and US Borrowing Base Certificate respectively, except that, not more frequently than once per Fiscal Month, the Borrowers may, upon not less than two (2) Business Days prior written notice to the applicable Agent, decrease the amount of Canadian Pledged Cash, UK Pledged Cash and US Pledged Cash by withdrawing cash from any Pledged Cash Account, if (a) immediately before such withdrawal no Default or Event of Default exists or would exist after giving effect thereto, (b) prior to and after giving effect to such withdrawal, the Canadian Availability, the UK Availability and the US Availability, as applicable, shall not be less than zero, (c) the Borrowers deliver a Canadian Borrowing Base Certificate, a UK Borrowing Base Certificate and a US Borrowing Base Certificate, as applicable, to the applicable Agent reflecting solely the change in the Canadian Borrowing Base, the UK Borrowing Base and the US Borrowing Base, as applicable, after giving effect to such withdrawal, and (d) the Canadian Borrowing Base, the UK Borrowing Base and the US Borrowing Base, shall be reduced, as applicable, immediately upon such withdrawal. For the avoidance of doubt, in no event shall any Canadian Pledged Cash or UK Pledged Cash be pledged as security for any of the US Secured Obligations.

1.22 Addition of Section 5.22 to the Credit Agreement. A new Section 5.22 of the Credit Agreement shall be added to the end of Article V of the Credit Agreement in appropriate numerical order to read in full as follows:

Section 5.22 Supporting Letters of Credit. The US Borrower shall, at all times, maintain the Supporting Letters of Credit in an amount not less than the amount specified in the most recently delivered US Borrowing Base Certificate, except that, not more frequently than once per Fiscal Month, the US Borrower may, upon not less than two (2) Business Days prior written notice to the Administrative Agent, withdraw any Supporting Letter of Credit, if (a)

immediately before such withdrawal no Default or Event of Default exists or would exist after giving effect thereto, (b) prior to and after giving effect to such withdrawal, the US Availability shall not be less than zero, (c) the US Borrower delivers a US Borrowing Base Certificate to the Administrative Agent reflecting solely the change in the US Borrowing Base, after giving effect to such withdrawal and (d) the US Borrowing Base shall be reduced immediately without notice upon such withdrawal. Each Supporting Letter of Credit will be automatically removed from the calculation of the US Borrowing Base on the earlier of (x) the thirtieth (30th) day prior to the expiration date of such Supporting Letter of Credit and (y) September 1, 2012, (ii) notwithstanding anything to the contrary contained herein, the US Borrowing Base shall be reduced immediately without notice upon such removal and (iii) in the event the US Availability is less than zero on such occasion, the Administrative Agent may draw upon such Supporting Letter of Credit without prior notice and the proceeds of which shall be applied in accordance with Section 2.18.

1.23 Amendments to Section 6.01 of the Credit Agreement. Section 6.01 of the Credit Agreement shall be amended as follows:

(a) Clause (j) of Section 6.01 of the Credit Agreement shall be amended by replacing the reference to “$10,000,000” with the reference to “$20,000,000”;

(b) Clause (k) of Section 6.01 of the Credit Agreement shall be amended by replacing the reference to “$10,000,000” with the reference to “$20,000,000”; and

(c) Clause (o) of Section 6.01 of the Credit Agreement shall be amended by replacing the reference to “$25,000,000” with the reference to “$30,000,000”.

1.24 Amendments to Section 6.04 of the Credit Agreement. Section 6.04 of the Credit Agreement shall be amended as follows:

(a) Clause (c)(v) of Section 6.04 of the Credit Agreement shall be amended by replacing the reference to “$15,000,000” with the reference to “$18,000,000”;

(b) Clause (c)(vi) of Section 6.04 of the Credit Agreement shall be amended by replacing the reference to “$2,500,000” with the reference to “$3,500,000”;

(c) Clause (c)(vii) of Section 6.04 of the Credit Agreement shall be amended by replacing the reference to “$40,000,000” with the reference to “$44,500,000”;

(d) Clause (c)(viii) of Section 6.04 of the Credit Agreement shall be amended by replacing the reference to “$2,500,000” with the reference to “$3,750,000”;

(e) Clause (d)(ii) of Section 6.04 of the Credit Agreement shall be amended by replacing the reference to “$15,000,000” with the reference to “$16,500,000”;

(f) Clause (d)(iii) of Section 6.04 of the Credit Agreement shall be amended by replacing the reference to “$15,000,000” with the reference to “$18,000,000”;

(g) Clause (d)(iv) of Section 6.04 of the Credit Agreement shall be amended by replacing the reference to “$2,500,000” with the reference to “$3,500,000”;

(h) Clause (d)(v) of Section 6.04 of the Credit Agreement shall be amended by replacing the reference to “$40,000,000” with the reference to “$44,500,000”; and

(i) Clause (d)(vi) of Section 6.04 of the Credit Agreement shall be amended by replacing the reference to “$2,500,000” with the reference to “$3,750,000”.

1.25 Amendments to Section 6.08 of the Credit Agreement. Section 6.08 of the Credit Agreement shall be amended as follows:

(a) Clause (a)(iii)(B) of Section 6.08 of the Credit Agreement shall be amended by replacing the reference to “$40,000,000” with the reference to “$44,500,000”;

(b) Clause (a)(iv)(B) of Section 6.08 of the Credit Agreement shall be amended by replacing the reference to “$15,000,000” with the reference to “$16,500,000”;

(c) Clause (a)(v)(B) of Section 6.08 of the Credit Agreement shall be amended by replacing the reference to “$15,000,000” with the reference to “$18,000,000”;

(d) Clause (b)(ii) of Section 6.08 of the Credit Agreement shall be amended by replacing the reference to “$15,000,000” in the first proviso with the reference to “$16,500,000” and by replacing the reference to “$15,000,000” in the second proviso with the reference to “$18,000,000”; and

(e) Clause (b)(v)(B) of Section 6.08 of the Credit Agreement shall be amended by replacing the reference to “$40,000,000” with the reference to “$44,500,000”.

1.26 Amendment to Section 6.13 of the Credit Agreement. Section 6.13 of the Credit Agreement shall be amended as follows:

(a) Clause (a) of Section 6.13 of the Credit Agreement shall be amended by replacing the reference to “$25,000,000” with a reference to “$27,000,000”;

(b) Clause (b) of Section 6.13 of the Credit Agreement shall be amended by replacing the reference to “$15,000,000” with a reference to “$16,500,000”;

(c) Clause (x)(i) of Section 6.13 of the Credit Agreement shall be amended by replacing the reference to “$30,000,000” with a reference to “$32,000,000”; and

(d) Clause (x)(ii) of Section 6.13 of the Credit Agreement shall be amended by replacing the reference to “$20,000,000” with a reference to “$21,500,000”.

1.27 Amendment to Article VII of the Credit Agreement. Article VII of the Credit Agreement shall be amended as follows:

(a) The proviso at the end of Article VII of the Credit Agreement shall be amended by (i) inserting “, including, without limitation, presentment and drawing upon any Supporting Letter of Credit,” after the reference to “under the Loan Documents” in the last sentence of such proviso.

1.28 Amendment to Section 9.02(b) of the Credit Agreement. Section 9.02(b) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender) (provided that the Administrative Agent may make Protective Advances as set forth in Section 2.04), (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby (including any such Lender that is a Defaulting Lender), (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (D) change Section 2.18(b), (c), (d), (e) or (f) or Section 2.23 in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (including solely with respect to Section 2.18(b), (c), (d), (e) or (f), any such Lender that is a Defaulting Lender) directly affected thereby, (E) increase the advance rates set forth in the definitions of Canadian Borrowing Base, UK Borrowing Base or US Borrowing Base or add new categories of eligible assets, without the written consent of the Supermajority Revolving Lenders, (F) change any of the provisions of this Section or the definitions of “Required Lenders”, “Supermajority Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of US Revolving Lenders, Canadian Revolving Lenders and UK Revolving Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each US Revolving Lender, Canadian Revolving Lender and UK Revolving Lender (including solely with respect to changing clauses (A) through (D) of this Section, any such Lender that is a Defaulting Lender), (G) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, (H) except as provided in clauses (c) and (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender or (I) waive, amend or modify any definition, representation, warranty, covenant, event of default or other provision of this Agreement or any other Loan Document which directly affects any UAE Loan Party, any Singapore Loan Party, any UAE Revolving Commitment, any Singapore Revolving Loan Commitment, any UAE Loan, any Singapore Loan, the UAE Borrowing Base, the Singapore Borrowing Base, any UAE Letter of Credit or UAE LC Exposure, any Singapore Letter of Credit of Singapore LC Exposure without the written consent of the Required UAE Lenders and the Required Singapore Lenders; provided that, it is agreed that waivers, amendments and modifications binding on or applicable solely to US Loan Parties, UK Loan Parties, Canadian Loan Parties, US Collateral, UK Collateral and Canadian Collateral are not subject to this clause (b) notwithstanding that such waivers, amendments and modifications may indirectly affect any of the Singapore Revolving Lenders or the UAE Revolving Lenders or components of the credit facilities as a result of the status of the US Loan Parties , the Canadian Loan Parties and the UK Loan Parties as Loan Guarantors and grantors of security securing the UAE Secured Obligations and Singapore Secured Obligations; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, any Issuing Bank or any Swingline Lender hereunder without the prior written consent of Agent, the Issuing Bank or the Swingline Lender affected thereby, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

1.29 Amendment to Exhibit H to the Credit Agreement. Exhibit H (Commitment Increase Agreement) to the Credit Agreement shall be amended by replacing the reference to “UK Base Rate Loans” in paragraph 2 of such Exhibit H with “UK Eurocurrency Loans”.

1.30 Replacement of Commitment Schedule. The Commitment Schedule to the Credit Agreement is hereby replaced in its entirety with the Commitment Schedule attached hereto as Exhibit A and the Commitment Schedule attached hereto as Exhibit A shall be deemed to be attached as the Commitment Schedule to the Credit Agreement as of the Sixth Amendment Effective Date. After giving effect to this Amendment, the amendments to the Credit Agreement set forth in Section 1 hereof and any Borrowings made on the Sixth Amendment Effective Date, (a) each Lender who holds Loans in an aggregate amount less than its Applicable Percentage of such applicable Class (after giving effect to this Amendment and the amendments to the Credit Agreement set forth in Section 1 hereof) of all Loans of such applicable Class shall advance new Loans which shall be disbursed to the Administrative Agent and used to repay Loans of such applicable Class outstanding to each Lender who holds Loans in an aggregate amount greater than its Applicable Percentage of all Loans of such applicable Class, (b) each Lender’s participation in each Letter of Credit, if any, shall be automatically adjusted to equal its Applicable Percentage of such applicable Class (after giving effect to this Amendment and the amendments to the Credit Agreement set forth in Section 1 hereof), and (c) such other adjustments shall be made as the Administrative Agent shall specify so that the Credit Exposure applicable to each Lender equals its Applicable Percentage of such applicable Class (after giving effect to this Amendment and the amendments to the Credit Agreement set forth in Section 1 hereof) of the aggregate Credit Exposure of all Lenders of such applicable Class.

1.31 Amendments to Singapore Facility. Notwithstanding anything to the contrary herein or in any other Loan Document, the parties hereto agree that none of the amendments to the Credit Agreement set forth in Section 1 of this Amendment to the extent such amendment affects any obligations and liabilities of any Singapore Loan Party under or in connection with the Credit Agreement or any guarantee or other credit support provided by any Singapore Loan Party with respect to, and any Lien granted by any Singapore Loan Party to secure, the Singapore Secured Obligations, the Canadian Secured Obligations, the UAE Secured Obligations and/or the UK Secured Obligations, including, without limitation, any acknowledgement, approval or agreement by any Singapore Loan Party with respect to the Credit Agreement, as amended by this Amendment, will be effective with respect to any Singapore Loan Party, any Singapore Loan, the Singapore Borrowing Base, any Singapore Letter of Credit or Singapore LC Exposure, any Loan Document to which any Singapore Loan Party is a party or its assets are bound, any obligations and liabilities of any Singapore Loan Party under or in connection with the Credit Agreement or any guarantee or other credit support provided by any Singapore Loan Party with respect to, and any Lien granted by any Singapore Loan Party to secure, the Singapore Secured Obligations, the Canadian Secured Obligations, the UAE Secured Obligations and/or the UK Secured Obligations until the Singapore Revolving Commitment Increase Effective Date (as defined below). In no event will the Singapore Loan Parties be deemed to have incurred any obligation under any Loan Document or granted any Lien to secure any Secured Obligation in violation of Section 76 of the Singapore Companies Act prior to the Singapore Revolving Commitment Increase Effective Date.

SECTION 2. Singapore Revolving Commitment Increase Amendment to the Credit Agreement. In reliance on the representations, warranties, covenants and agreements contained in this Amendment, effective upon the Singapore Revolving Commitment Increase Effective Date (as defined in Section 3 below), The Hong Kong and Shanghai Banking Corporation Limited, as a Singapore Lender, shall increase its Singapore Revolving Commitment by $5,000,000 (the “Singapore Revolving Commitment Increase”), the Credit Agreement shall be amended in the manner provided in this Section 2 and such Singapore Revolving Commitment Increase shall be effective with respect to the use of Singapore Revolving Commitments (as amended hereby) in the Credit Agreement and the other Loan Documents.

2.1 The definition of “Singapore Revolving Commitment” defined in Section 1.01 of the Credit Agreement shall be amended as of the Singapore Revolving Commitment Increase Effective Date by amending and restating the last sentence in its entirety to read as follows:

The aggregate amount of the Singapore Revolving Lenders’ Singapore Revolving Commitments as of the Singapore Revolving Commitment Increase Effective Date (as defined in the Sixth Amendment) is $15,000,000.

2.2 The Credit Agreement shall automatically be amended on the terms set forth in this Section 2 and the Singapore Administrative Agent shall update the Register to reflect the increase in the Singapore Revolving Commitment of The Hong Kong and Shanghai Banking Corporation Limited, as a Singapore Lender, in accordance with Section 9.04(iv) of the Credit Agreement.

SECTION 3. Conditions Precedent to Singapore Revolving Commitment Increase. Notwithstanding anything to the contrary set forth herein or in any Loan Document, the amendments set forth in Section 2 of this Amendment shall be effective, with effect from the Singapore Revolving Commitment Increase Effective Date, when the following conditions precedent have been satisfied; provided that such conditions precedent are satisfied within sixty (60) days after the Sixth Amendment Effective Date (or such later date as the Administrative Agent, the Singapore Administrative Agent, and The Hong Kong and Shanghai Banking Corporation Limited, as a Singapore Lender, may agree in writing in their sole discretion); provided further that the satisfaction of such conditions shall be evidenced by a certificate of effectiveness (the “Certificate of Effectiveness”) executed by the Singapore Borrower and the Singapore Administrative Agent promptly upon the satisfaction of such conditions, which shall be delivered by the Singapore Administrative Agent or the Singapore Borrower to the Administrative Agent, shall be in the form of Exhibit B attached hereto and shall set forth the date upon which the following conditions precedent have been satisfied, or otherwise be the date of execution, of such Certificate of Effectiveness (such date being referred to herein as, the “Singapore Revolving Commitment Increase Effective Date”):

3.1 Singapore Whitewash Procedures. The Singapore Borrower shall have completed the financial assistance whitewash procedures (the “Singapore Whitewash Procedures”) under Section 76(10) of the Singapore Companies Act (defined below).

3.2 Singapore Financial Assistance Documents. The Administrative Agent and the Singapore Administrative Agent shall have received evidence of the completion of the Singapore Whitewash Procedures, which evidence shall include: (i) a copy of the whitewash certificate issued by the Singapore Borrower pursuant to Section 76(A)(6) of the Companies Act (Chapter 50, Statutes of Singapore) (“Singapore Companies Act”) and signed by two directors of the Singapore Borrower, in relation to the provision of “financial assistance” within the meaning ascribed to the term in Section 76 of the Singapore Companies Act by the Singapore Borrower annexed with certified true copies of (A) the written resolutions of the Board of Directors of the Singapore Borrower, (B) the written resolutions of the sole Member of the Singapore Borrower, (C) directors’ statement pursuant to Section 76(10)(c) of the Singapore Companies Act, (D) newspaper notice of the special resolutions passed by the sole Member by way of written resolutions published in the Straits Times, and (E) the Notice of Intention to Propose Special Resolution to give Financial Assistance for the Acquisition of Shares or Units in Company lodged with the Accounting and Corporate Regulatory Authority of Singapore, and (ii) any other documents relating to the financial assistance procedures to be undertaken by the Singapore Borrower in accordance with this Amendment or reasonably required by the Administrative Agent and the Singapore Administrative Agent from the Singapore Borrower in connection with the giving of financial assistance in connection with the transactions contemplated by this Amendment (collectively, the “Singapore Financial Assistance Documents”).

3.3 Opinions of Counsel. The Administrative Agent and the Singapore Administrative Agent shall have received an executed legal opinion from counsel to the Singapore Borrower in form and substance reasonably satisfactory to the Administrative Agent and the Singapore Administrative Agent.

3.4 Singapore Lender Fees. The Singapore Borrower shall have paid to The Hong Kong and Shanghai Banking Corporation Limited, as a Singapore Lender, a non-refundable amendment fee equal to 0.375% of the amount of the Singapore Revolving Commitment Increase which fee may only be paid by the Singapore Borrower after the satisfaction of the condition precedent set forth in Section 3.2 above.

SECTION 4. New Lenders. Each New Lender hereby joins in, becomes a party to, and agrees to comply with and be bound by the terms and conditions of the Credit Agreement as a Lender thereunder and under each and every other Loan Document to which any Lender of such applicable Class is required to be bound by the Credit Agreement, to the same extent as if such New Lender were an original signatory thereto. Each New Lender hereby appoints and authorizes each Agent to take such action as such Agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to each such Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto. Each New Lender represents and warrants that (a) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment, to consummate the transactions contemplated hereby and to become a Lender of such applicable Class under the Credit Agreement, (b) it has received a copy of the Credit Agreement and copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and to become a Lender of such applicable Class on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (c) from and after the Sixth Amendment Effective Date, it shall be a party to and be bound by the provisions of the Credit Agreement and the other Loan Documents and have the rights and obligations of a Lender of such applicable Class thereunder.

SECTION 5. Consent to the Specified Singapore Waiver and the Specified Brazil Waiver.

5.1 The Borrowers hereby request that the Agents and the Lenders consent to the Specified Singapore Waiver and waive any violation of the Credit Agreement that would otherwise exist or arise as a result of the Singapore Borrower agreeing to the HSBC Net Worth Covenant, in the absence of such consent.

5.2 The Borrowers hereby request that the Agents and the Lenders consent to the Specified Brazil Waiver for the Specified Brazil Waiver Period, which Specified Brazil Waiver Period shall commence on the date EM Brazil delivers Inventory to the customer for the Santa Barbara Project, and waive any violation of the Credit Agreement that would otherwise exist or arise as a result of EM Brazil winning the Santa Barbara Project and not delivering a Security Agreement to the extent required to do so under Section 5.14(d) of the Credit Agreement, in the absence of such consent.

5.3 In reliance on the representations and warranties of the Borrowers contained herein, and subject to the terms, and satisfaction of the conditions precedent, set forth in Section 6 hereof, the Agent and the Lenders hereby consent to (i) the Specified Singapore Waiver and (ii) the Specified Brazil Waiver for the Specified Brazil Waiver Period and waive any violation of the Credit Agreement that would otherwise exist or arise as a result of the Singapore Borrower agreeing to the HSBC Net Worth Covenant and EM Brazil winning the Santa Barbara Project and not delivering a Security Agreement to the extent required to do so under Section 5.14(d) of the Credit Agreement, in the absence of such consent; provided that the Borrower Representative agrees to deliver, within five (5) Business Days of entering into any such agreement for the HSBC Net Worth Covenant or delivering Inventory for the Santa Barbara Project, as applicable, (i) a copy of the executed agreement containing the HSBC Net Worth Covenant, and (ii) notice of delivery of Inventory for the Santa Barbara Project. This consent is limited solely to the Specified Singapore Waiver and the Specified Brazil Waiver, which, in such case, shall only apply for the Specified Brazil Waiver Period, and nothing contained herein shall be deemed a consent to, or waiver of, any other action or inaction of any of the Borrowers. Neither the Agents nor the Lenders shall be obligated to grant any future waivers, consents or amendments with respect to the Credit Agreement or any other Loan Document.

SECTION 6. Conditions Precedent to Amendment. This Amendment shall be effective as of the Sixth Amendment Effective Date when the following conditions precedent have been satisfied:

6.1 Amendment. The Administrative Agent shall have received counterparts of this Amendment executed on behalf of each Loan Party, each Agent, each Issuing Bank, each Swingline Lender and each Lender.

6.2 Notes. The Administrative Agent shall have received a Note payable to the order of each Lender requesting a Note in the amount of such Lender’s Commitment as indicated on the Commitment Schedule to the Credit Agreement (as amended hereby), in each case duly executed and delivered by the Borrowers.

6.3 Amendments to Security Agreements. The Administrative Agent shall have received counterparts of an amendment to each of the US Security Agreement, the Canadian Security Agreement and the UK Security Agreement executed on behalf of each applicable Loan Party and each applicable Agent for such Security Agreement.

6.4 Financial Statements and Projections. The Administrative Agent shall have shall have received (a) satisfactory audited consolidated financial statements of Holdings for the fiscal year ended December 31, 2010, (b) satisfactory unaudited interim consolidated financial statements of the US Borrower for each fiscal month and fiscal quarter ended subsequent to the date of the last financial statements delivered pursuant to clause (a) of this paragraph as to which such financial statements are available or required to be delivered pursuant to Section 5.01 of the Credit Agreement, (c) satisfactory unaudited interim financial statement of each of the Canadian Borrower, the UK Borrower, the Singapore Borrower and the UAE Borrower for each fiscal month ended subsequent to the date of the last financial statements delivered pursuant to clause (a) of this paragraph as to which such financial statements are available or required to be delivered pursuant to Section 5.01 of the Credit Agreement, and (d) satisfactory projections of the Borrowers’ future financial condition and results of operations prepared on (x) a monthly basis through June 30, 2012, (y) a quarterly basis for the fiscal quarters ending on September 30, 2012 and December 31, 2012, and (z) on an annual basis for the calendar years 2013 through 2014, in each case which are acceptable in form and substance to the Administrative Agent.

6.5 Officer’s Certificates. The Administrative Agent shall have received (a) a certificate of each Loan Party, dated the Sixth Amendment Effective Date and executed by its Secretary, Assistant Secretary or other appropriate officer, which shall (i) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Sixth Amendment, including, without limitation, the extension of the Maturity Date, (ii) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Sixth Amendment, and (iii) contain appropriate attachments, including the certificate or articles of incorporation or organization or equivalent constitutional documents of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party where relevant and a true and correct copy of its bylaws or operating, management or partnership agreement, and (b) a long form good standing certificate or equivalent certification for each Loan Party from its jurisdiction of organization to the extent relevant and each jurisdiction in which such Loan Party is duly qualified to transact business in such jurisdiction as a foreign entity, if the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

6.6 Borrowing Base Certificates. The Administrative Agent shall have received a Borrowing Base Certificate for each Borrower (together with all supporting documentation and supplemental reporting materials as the Administrative Agent may reasonably request) which calculates each Borrowing Base as of July 31, 2011.

6.7 Minimum Excess Availability. After giving effect to all Loans and Letters of Credit outstanding on the Sixth Amendment Effective Date, the issuance of any Letters of Credit or any Borrowings to be made on the Sixth Amendment Effective Date and payment of all fees and expenses due hereunder, the Aggregate Availability shall not be less than $50,000,000 determined on a pro forma basis assuming all accounts payable of the Borrowers and their subsidiaries have been paid in the ordinary course of business consistent with past business practice.

6.8 Approvals. All governmental and third party approvals, if any, necessary in connection with the Sixth Amendment (including equity interest holder approvals, if any) shall have been obtained on terms reasonably satisfactory to the Administrative Agent and shall be in full force and effect.

6.9 Inventory Appraisals. The Administrative Agent shall have received and be satisfied with recent inventory appraisals of the inventory included in the calculation of the Canadian Borrowing Base and the US Borrowing Base from appraisers satisfactory to the Administrative Agent.

6.10 Field Exams. The Administrative Agent or its designee shall have conducted a recent satisfactory field examination of the accounts receivable, inventory and related working capital matters and financial information of the Borrowers and the other Canadian Loan Parties, UK Loan Parties and US Loan Parties and of the related data processing and other systems.

6.11 Capital Structure. The corporate structure, capital structure, other debt instruments, and governing and constitutional documents of the Borrowers and their Subsidiaries, are as set forth under, and permitted by, the Credit Agreement (prior to the Sixth Amendment Effective Date) or shall be reasonably satisfactory to the Administrative Agent.

6.12 Legal and Regulatory Matters. All legal (including tax implications) and regulatory matters shall be reasonably satisfactory to the Administrative Agent, including but not limited to compliance with all applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System.

6.13 Updated Perfection Certificates. The Administrative Agent shall have received an updated perfection certificate with respect to each of the Borrowers and the other Loan Parties.

6.14 Absence of Injunction. Absence of injunction or temporary restraining order which, in the judgment of the Administrative Agent would prohibit the making of any Loans under the Credit Agreement.

6.15 Solvency Certificate. The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Borrower Representative certifying to and documenting the solvency of the Borrowers and their Subsidiaries after giving effect to the Sixth Amendment and the transactions contemplated hereby.

6.16 Opinions of Counsel. The Administrative Agent shall have received executed legal opinions from Dechert LLP and such other counsels to the Loan Parties as the Administrative Agent shall reasonably request with respect to this Amendment, such legal opinion to be in form and substance reasonably satisfactory to the Administrative Agent.

6.17 Lender Fees. The Borrowers shall have paid to each US Revolving Lender a non-refundable amendment fee equal to 0.375% of the amount of such US Lender’s US Revolving Commitment (after giving effect to this Amendment, including the increase to the US Revolving Commitment set forth herein) and to each Singapore Revolving Lender a non-refundable amendment fee equal to 0.375% of the amount of the Singapore Revolving Commitment as of the Sixth Amendment Effective Date and set forth on Exhibit A hereto.

6.18 Fees and Expenses. The Loan Parties shall have paid or reimbursed the Administrative Agent for all costs, fees and expenses incurred by the Administrative Agent in connection with this Amendment, including, without limitation, the reasonable fees, disbursements and other charges of Vinson & Elkins LLP, counsel to the Administrative Agent, as well as any necessary local counsel.

6.19 No Default. No Default or Event of Default shall have occurred which is continuing.

6.20 Other Documents. The Administrative Agent shall have received such other documents as any Agent or their respective counsel may have reasonably requested.

SECTION 7. Representations and Warranties. In order to induce the Agents and each Lender to enter into this Amendment, the Loan Parties hereby jointly and severally represent and warrant to the Agents and each Lender that:

7.1 Authorization, Enforceability. The execution, delivery and performance of this Amendment are within each Loan Party’s organizational powers and has been duly authorized by all necessary organizational actions and, if required, actions by equity holders. This Amendment has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

7.2 Governmental Approvals; No Conflicts. This Amendment (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect (except for any such consent, approval, registration or filing, or any other action, referred to in this clause (i) the absence of which could not reasonably be expected to have a Material Adverse Effect) or (ii) filings necessary to perfect Liens created pursuant to the Loan Documents (after giving effect to this Amendment), (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan

Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents (in the case of clauses (b) (other than as it relates to the Certificate of Incorporation and Bylaws or other organizational documents of a Loan Party) or (c), which would not reasonably be expected to have a Material Adverse Effect).

7.3 Bring Down. The representations and warranties set forth in the Credit Agreement and each other Loan Document are, after giving effect to this Amendment, true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects as of such earlier date.

7.4 Absence of Defaults. Both before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

SECTION 8. Miscellaneous.

8.1 Reaffirmation of Loan Documents; Extension of Liens. Any and all of the terms and provisions of the Credit Agreement and the Loan Documents shall, except as amended hereby, remain in full force and effect. Subject to Sections 1.31, 2 and 3, the applicable Loan Parties hereby extend the Liens securing the Secured Obligations until the Secured Obligations have been paid in full, and agree that the amendments herein contained shall in no manner affect or impair the Secured Obligations or the Liens securing payment and performance thereof, all of which are ratified and confirmed.

8.2 Parties in Interest. All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

8.3 Counterparts. This Amendment may be executed in counterparts, and all parties need not execute the same counterpart; however, no party shall be bound by this Amendment until this Amendment has been executed by each Loan Party and each Lender at which time this Amendment shall be binding on, enforceable against and inure to the benefit of the Loan Parties and all Lenders. Facsimiles shall be effective as originals.

8.4 COMPLETE AGREEMENT. THIS AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES REGARDING THE SUBJECT MATTER HEREOF.

8.5 Headings. The headings, captions and arrangements used in this Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.

8.6 No Implied Waivers. No failure or delay on the part of the Lenders in exercising, and no course of dealing with respect to, any right, power or privilege under this

Amendment, the Credit Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Amendment, the Credit Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.7 Review and Construction of Documents. Each Loan Party hereby acknowledges, and represents and warrants to the Agents and the Lenders, that (a) such Loan Party has had the opportunity to consult with legal counsel of its own choice and has been afforded an opportunity to review this Amendment with its legal counsel, (b) such Loan Party has reviewed this Amendment and fully understands the effects thereof and all terms and provisions contained herein, (c) such Loan Party has executed this Amendment of its own free will and volition, and (d) this Amendment shall be construed as if jointly drafted by the Loan Parties and the Lenders. The recitals contained in this Amendment shall be construed to be part of the operative terms and provisions of this Amendment.

8.8 Arms-Length/Good Faith. This Amendment has been negotiated at arms-length and in good faith by the parties hereto.

8.9 Interpretation. Wherever the context hereof shall so require, the singular shall include the plural, the masculine gender shall include the feminine gender and the neuter and vice versa.

8.10 Severability. In case any one or more of the provisions contained in this Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Amendment shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

8.11 Confirmation of Loan Guaranty, Assignments; Further Assurances. By signing below where indicated each Loan Party, in its capacity as Loan Guarantor, hereby acknowledges and approves the Credit Agreement, as amended by this Amendment, and the Loan Documents (including, without limitation, any and all documents delivered in connection with this Amendment) and the terms thereof, and specifically agrees to comply with all provisions which refer to or affect such Loan Guarantor, the Loan Guaranty and any matter in connection therewith. Without limiting the generality of the foregoing, each Loan Guarantor specifically consents to all of the transactions contemplated in this Amendment and further agrees and confirms that the Loan Guaranty executed and provided to the Agents and Lenders, as applicable, by such Loan Guarantor, continues in full force and effect in favor of the Agents and Lenders, as applicable. The payment of the Guaranteed Obligations (or applicable portion thereof) shall continue to be unconditionally guaranteed by, and Loan Guarantor hereby confirms and ratifies, the Loan Guaranty, and hereby unconditionally guarantees the prompt and full payment of the Guaranteed Obligations (or applicable portion thereof) to the Agents and Lenders, as applicable, in accordance with the terms of the Loan Guaranty. Although each Loan Party, in its capacity as a Loan Guarantor, has been informed of the matters set forth herein and acknowledged and agreed to the same, they each understand that neither any Agent nor any Lender has any obligations to inform it of such matters in the future or to seek its acknowledgment or agreement to future amendments, and nothing herein shall create such a duty. Each Loan Party shall make, execute or endorse, and acknowledge and deliver or file or cause same to be done, all such documents, notices or other assurances, and take all such other action, as any Agent may, from time to time, deem reasonably necessary or proper in connection with this Amendment and the Credit Agreement, as amended hereby. For the avoidance of doubt, this Section 8.11 is subject to Sections 1.31, 2 and 3 of this Amendment.

8.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.13 Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers on the date and year first above written.

THE BORROWERS:	EDGEN MURRAY CORPORATION

	By:	/s/ David L. Laxton, III
	Name:	David L. Laxton, III
	Title:	Executive Vice President

EDGEN MURRAY CANADA INC.

	By:	/s/ David L. Laxton, III
	Name:	David L. Laxton, III
	Title:	Secretary and Treasurer

EDGEN MURRAY EUROPE LIMITED

	By:	/s/ David N. R. Kemp
	Name:	David N. R. Kemp
	Title:	Director

EDGEN MURRAY PTE. LTD.

	By:	/s/ David N. R. Kemp
	Name:	David N. R. Kemp
	Title:	Director

[Signature Page to Sixth Amendment to Credit Agreement]

OTHER LOAN PARTIES:	EDGEN MURRAY II, L.P.

	By:	Edgen Murray II GP, LLC, its general partner
		By:	Jefferies Capital Partners IV L.P., its managing member
By: Jefferies Capital Partners IV, LLC, its manager

			By:	/s/ David L. Laxton, III
			Name:	David L. Laxton, III
Title: Executive Vice President, Chief Executive Officer and Secretary

PIPE ACQUISITION LIMITED

	By:	/s/ David N. R. Kemp
	Name:	David N. R. Kemp
	Title:	Director

EMGH LTD.

	By:	/s/ David N. R. Kemp
	Name:	David N. R. Kemp
	Title:	Director

EMBZ I, L.L.C.

	By:	/s/ Glenn Marcel
	Name:	Glenn Marcel
	Title:	Secretary

EMBZ II, L.L.C.

	By:	/s/ Glenn Marcel
	Name:	Glenn Marcel
	Title:	Secretary

[Signature Page to Sixth Amendment to Credit Agreement]

EDGEN MURRAY DO BRASIL LIMITADA

By:	/s/ Angel Alexander Collazo Carrasquel
Name:	Angel Alexander Collazo Carrasquel
Title:	Manager

[Signature Page to Sixth Amendment to Credit Agreement]

AGENTS/LENDERS:	JPMORGAN CHASE BANK, N.A., individually, as US Administrative Agent, US Collateral Agent, a US Revolving Lender, Issuing Bank and Swingline Lender

	By:	/s/ Timothy J. Whitefoot
	Name:	Timothy J. Whitefoot
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, individually, as Canadian Administrative Agent, Canadian Collateral Agent and a Canadian Revolving Lender

	By:	/s/ Agostino A. Marchetti
	Name:	Agostino A. Marchetti
	Title:	Vice President

J.P. MORGAN EUROPE LIMITED, individually, as UK Administrative Agent and UK Collateral Agent

	By:	/s/ Timothy Jacob
	Name:	Timothy Jacob
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., LONDON BRANCH, individually, as a UK Revolving Lender

	By:	/s/ Timothy Jacob
	Name:	Timothy Jacob
	Title:	Senior Vice President

[Signature Page to Sixth Amendment to Credit Agreement]

HSBC BANK USA, N.A., as a US Revolving Lender

By:	/s/ Rafael De Paoli
Name:	Rafael De Paoli
Title:	VP, Team Leader

HSBC BANK PLC, as a UK Revolving Lender

By:	/s/ Scott McClure
Name:	Scott McClure
Title:	Global Relationship Manager

HSBC BANK CANADA, as a Canadian Revolving Lender

By:	/s/ Jesse MacMasters
Name:	Jesse MacMasters
Title:	Assistant Vice President – Commercial Banking

HSBC BANK CANADA, as a Canadian Revolving Lender

By:	/s/ Jo Jo Chan
Name:	Jo Jo Chan
Title:	Senior Account Manager – Commercial Banking

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, as a Singapore Revolving Lender, Singapore Administrative Agent and Singapore Collateral Agent

By:	/s/ Willie Tham
Name:	Willie Tham
Title:	Managing Director and Head of Commercial Banking

[Signature Page to Sixth Amendment to Credit Agreement]

WELLS FARGO CAPITAL FINANCE, LLC, as a US Revolving Lender and a UK Revolving Lender

By:	/s/ Kevin S. Fong
Name:	Kevin S. Fong
Title:	Vice President

WELLS FARGO FOOTHILL CANADA ULC, as a Canadian Revolving Lender

By:	/s/ Dominic Cosentino
Name:	Dominic Cosentino
Title:	Vice President Wells Fargo Capital Finance Corporation Canada

[Signature Page to Sixth Amendment to Credit Agreement]

BANK OF AMERICA, N.A., as a US Revolving Lender

By:	/s/ Mark Porter
Name:	Mark Porter
Title:	Senior Vice President

BANK OF AMERICA, N.A. (acting through its Canada branch), as a Canadian Revolving Lender

By:	/s/ Medina Sales de Andrade
Name:	Medina Sales de Andrade
Title:	Vice President

BANK OF AMERICA, N.A. (acting through its London branch), as a UK Revolving Lender

By:	/s/ Mark Porter
Name:	Mark Porter
Title:	Senior Vice President

[Signature Page to Sixth Amendment to Credit Agreement]

EXHIBIT A

COMMITMENT SCHEDULE (AS OF THE SIXTH AMENDMENT EFFECTIVE DATE)

Lender	US Revolving Commitment[1]	Canadian Revolving Commitment[2]	UK Revolving Commitment[3]	Singapore Revolving Commitment
JPMorgan Chase Bank, N.A.	$50,000,000.00	N/A	N/A	N/A
JPMorgan Chase Bank, N.A., London Branch	N/A	N/A	$16,666,666.67	N/A
JPMorgan Chase Bank, N.A., Toronto Branch	N/A	$2,777,777.78	N/A	N/A
HSBC Bank USA, N.A.	$22,500,000.00	N/A	$7,500,000.00	N/A
HSBC Bank Plc	$22,500,000.00	N/A	$7,500,000.00	N/A
HSBC Bank Canada	N/A	$2,500,00.00	N/A	N/A
The Hong Kong and Shanghai Banking Corporation Limited	N/A	N/A	N/A	$10,000,000.00
Bank of America, N.A.	$50,000,000.00	N/A	N/A	N/A
Bank of America, N.A., Canada Branch	N/A	$2,777,777.78	N/A	N/A
Bank of America, N.A., London Branch	N/A	N/A	$16,666,666.67	N/A
Wells Fargo Capital Finance, LLC	$35,000,000.00	N/A	$11,666,666.66	N/A
Wells Fargo Foothill Canada ULC	N/A	$1,944,444.44	N/A	N/A

Total	$180,000,000.00	$10,000,000.00	$60,000,000.00	$10,000,000.00

[1]	The US Revolving Commitment will be reduced by the Dollar Equivalent of the Canadian Credit Exposure and the UK Credit Exposure at any time.
[2]	The Canadian Revolving Commitment is a sub-facility of the US Revolving Commitment and therefore does not increase the total Commitments of the Lenders above the total US Revolving Commitments.
[3]	The UK Revolving Commitment is a sub-facility of the US Revolving Commitment and therefore does not increase the total Commitments of the Lenders above the total US Revolving Commitments.

Exhibit A-1

EXHIBIT B

CERTIFICATE OF EFFECTIVENESS

This Certificate of Effectiveness (this “Certificate”) is executed the [    ] day of [            ], 2011 by Edgen Murray Pte., Ltd., a limited company organized under the laws of Singapore (the “Singapore Borrower”), in favor of The Hong Kong and Shanghai Banking Corporation Limited, as Singapore Administrative Agent (the “Singapore Administrative Agent”) for the Singapore Lenders under and as defined in that certain Credit Agreement dated as of May 11, 2007 (as amended, supplemented and modified from time to time, the “Credit Agreement”), by and among the Singapore Borrower, the other Borrowers party thereto, the Singapore Administrative Agent and the other Agents and Lenders party thereto. This Certificate is executed pursuant to Section 3 of the Sixth Amendment and is the “Certificate of Effectiveness” therein referenced. Unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Credit Agreement. The Singapore Borrower hereby acknowledges and agrees as follows:

The Singapore Borrower has satisfied each condition precedent to the effectiveness of the amendments in Section 2 of the Sixth Amendment contained in Section 3 of the Sixth Amendment.

The Singapore Revolving Commitment Increase Effective Date is [                    ].

As of the Singapore Revolving Commitment Increase Effective Date, the Singapore Revolving Commitment of The Hong Kong and Shanghai Banking Corporation Limited, as a Singapore Lender, is $15,000,000.

EDGEN MURRAY PTE., LTD.

By:
Name:
Title:

Exhibit B-1

Acknowledged:

THE HONG KONG AND SHANGHAI BANKING CORPORATION LIMITED, as Singapore Administrative Agent

By:

Name:

Title:

Exhibit B-2